Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of our report dated September 27, 2011 relating to the financial statements of Aoxing Pharmaceutical Company, Inc. and subsidiaries, which appeared in Form 10-K for the year ending June 30, 2011.

/s/ Paritz and Company PA

Hackensack, New Jersey
November 1, 2011